EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS QUARTERLY EARNINGS OF $4.8 MILLION

NOVATO, CA, October 16, 2015 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced earnings of $4.8 million in the third quarter of 2015, compared to $4.3 million in the second quarter of 2015 and $5.4 million in the third quarter of 2014. Diluted earnings per share totaled $0.79 in the third quarter, compared to $0.71 in the prior quarter and $0.89 in the same quarter a year ago. Year-to-date earnings totaled $13.5 million compared to $15.1 million for the same nine-month period a year ago. Year-to-date diluted earnings per share totaled $2.23 compared to $2.51 for the same period in 2014.

“Loan originations continued to trend up for the third straight quarter. That combined with the lowest quarterly loan payoffs so far this year resulted in strong net loan growth for the quarter," said Russell A. Colombo, President and Chief Executive Officer.

Bancorp also provided the following highlights on its operating and financial performance for the third quarter of 2015:

•
Loans totaled $1,363.2 million at September 30, 2015, compared to $1,339.2 million at June 30, 2015 and $1,361.0 million at September 30, 2014. The third quarter was highlighted by strong loan volume of approximately $57 million. Although payoffs offset some of the new volume, net loans grew by $24.0 million in the quarter, including utilization and amortization on existing loans. Loan payoffs were distributed among all loan types. Less than 10% were loans lost to competition.

•
Credit quality continues to improve with non-accrual loans trending downward, representing 0.19% of total loans at September 30, 2015, down from 0.53% at June 30, 2015 and 0.73% a year ago. The Texas ratio was 1.41% at September 30, 2015, down from 3.54% at the end of the prior quarter, and 5.14% a year ago. Classified loans totaled $24.0 million, down from $27.8 million at the end of the prior quarter and $39.0 million a year ago. No provision for loan losses was recorded in the third quarter of 2015 as the continued improvement in credit quality reinforced the adequacy of the existing loan loss reserve.

•
The total risk-based capital ratio for Bancorp was 14.0% at September 30, 2015 compared to 14.1% at June 30, 2015. The common equity tier one ratio, a regulatory ratio under Basel III (Basel Committee on Bank Supervision guidelines for determining regulatory capital), was 12.7% at September 30, 2015, compared to 12.8% at June 30, 2015. All capital ratios are well above regulatory requirements for a well-capitalized institution under the new requirements that took effect January 1, 2015. Tangible common equity to tangible assets totaled 10.8% at September 30, 2015, compared to 10.6% at June 30, 2015 and 10.3% at September 30, 2014.

•
The cashless exercise of a warrant to purchase common stock at a per share exercise price of $26.63 in September 2015 resulted in a net increase of 70,591 shares of outstanding common stock. The warrant was issued to the U.S. Treasury under the United States Department of the Treasury Capital Purchase Program (the “TCPP”) in 2008 and was subsequently auctioned to two institutional investors.

Loans and Credit Quality

Loans totaled $1,363.2 million at September 30, 2015, compared to $1,339.2 million at June 30, 2015 and $1,361.0 million at September 30, 2014. There was good distribution of loan volume during the quarter across our entire footprint. Commercial real estate and commercial and industrial (and related owner-occupied commercial real estate) accounted for the vast majority of new loan volume.

Non-accrual loans totaled $2.6 million at September 30, 2015, down from $7.1 million at June 30, 2015 and $9.8 million a year ago. The decrease in non-accrual loans from the prior quarter and the same quarter a year ago primarily relates to a $2.7 million loan that was returned to accrual status and the payoff of a $1.4 million loan. Accruing loans past due 30 to 89 days totaled $3.4 million at September 30, 2015, compared to $1.2 million at June 30, 2015 and $299 thousand a year ago. The increase in past due loans is primarily due to five loans totaling $1.2 million, which paid off subsequent to quarter end.

There was no provision for loan losses recorded in the third quarter of 2015, consistent with the prior quarter and the same quarter a year ago, as the existing level of loan loss reserve and continued improvement in credit quality did not warrant a provision. The ratio of loan loss reserve to loans totaled 1.06% at September 30, 2015, compared to 1.07% at June 30, 2015 and 1.11% at September 30, 2014.

Investments

The investment portfolio grew $71.8 million to $420.3 million at September 30, 2015 from June 30, 2015, as excess cash and new deposits were deployed into short duration high quality securities and municipal bonds.

Deposits

Deposits totaled $1,635.5 million at September 30, 2015, and grew $5.0 million over June 30, 2015 and $63.9 million over September 30, 2014. Non-interest bearing deposits increased to $752.3 million, or 46.0% of total deposits, compared to 45.5% at June 30, 2015 and 45.7% at September 30, 2014.

Earnings

"The high quality of the Bank's loan and deposit relationships and credit portfolio is reflected in our consistent performance," said Tani Girton, Chief Financial Officer. "Our 1.0% return on assets and 9.0% return on equity are supported by robust capital and liquidity as well as disciplined expense management."

Net interest income totaled $16.9 million in the third quarter of 2015, compared to $16.5 million in the prior quarter and $17.5 million in the same quarter a year ago. The increase from the prior quarter primarily relates to higher investment security and loan balances, as well as an additional day in the third quarter, partially offset by lower yields on loans and securities. The decrease from the same quarter a year ago relates to lower accretion income on acquired loans and new securities and loans yielding lower rates, partially offset by higher securities balances.

The tax-equivalent net interest margin was 3.79% in the third quarter of 2015, compared to 3.86% in the prior quarter and 4.03% in the same quarter a year ago. The decrease in tax-equivalent net interest margin from the prior quarter and the same quarter a year ago primarily relates to a higher percentage of securities on the balance sheet as average deposit levels outpaced loan growth. Additionally, income recognition on acquired loans continues to fall and interest rates on new loans are somewhat lower than the rates on loans that have paid off.

Loans acquired through the acquisition of other banks are classified as Purchased Credit Impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $3.7 million, $5.1 million, and $5.2 million at September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	September 30, 2015		June 30, 2015		September 30, 2014
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$128	3 bps	$120	3 bps	$126	3 bps
Accretion on non-PCI loans	$366	8 bps	$465	11 bps	$774	17 bps
Gains on payoffs of PCI loans	$1	0 bps	$—	0 bps	$—	0 bps

	Nine months ended

	September 30, 2015		September 30, 2014
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$367	3 bps	$494	4 bps
Accretion on non-PCI loans	$1,202	9 bps	$2,817	22 bps
Gains on payoffs of PCI loans	$44	0 bps	$622	5 bps

Non-interest income in the third quarter of 2015 totaled $2.3 million, compared to $2.6 million in the prior quarter and $2.3 million in the same quarter a year ago. Non-interest income decreased compared to the prior quarter as the second quarter included a $305 thousand special dividend from the Federal Home Loan Bank of San Francisco and a $147 thousand payment from a bankruptcy claim recorded in miscellaneous income. The decrease is partially offset by a $72 thousand gain on the sale of four investment securities in the third quarter of 2015.

Non-interest expense totaled $11.6 million in the third quarter of 2015, compared to $12.3 million in the prior quarter and $11.4 million in the same quarter a year ago. Several non-interest expense items decreased from the prior quarter including personnel expense by $372 thousand and one-time lease accounting adjustments of $337 thousand recorded in the second quarter of 2015. Reductions were partially offset by a $324 thousand provision for losses on off-balance sheet commitments due to an increase in available commitments in the third quarter of 2015, compared to a $109 thousand reversal in the second quarter related to the reduced effect of historical charge-offs. The increase in non-interest expense from the same quarter a year ago primarily relates to the provision for losses on off-balance sheet commitments recorded in the third quarter of 2015.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its third quarter earnings call on Friday, October 16, 2015 at 10:30 a.m. PT/ 1:30 p.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com on the “Investor Relations” page. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $1.9 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
September 30, 2015

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	September 30, 2015	June 30, 2015	September 30, 2014
NET INCOME	$4,773	$4,286	$5,378
DILUTED EARNINGS PER COMMON SHARE	$0.79	$0.71	$0.89
RETURN ON AVERAGE ASSETS (ROA)	1.00%	0.93%	1.15%
RETURN ON AVERAGE EQUITY (ROE)	9.00%	8.33%	10.98%
EFFICIENCY RATIO	60.67%	64.62%	57.23%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.79%	3.86%	4.03%
NET CHARGE-OFFS/(RECOVERIES)	$(102)	$801	$(149)
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	(0.01)%	0.06%	(0.01)%

YEAR-TO-DATE
NET INCOME	$13,516	$15,079
DILUTED EARNINGS PER COMMON SHARE	$2.23	$2.51
RETURN ON AVERAGE ASSETS (ROA)	0.97%	1.10%
RETURN ON AVERAGE EQUITY (ROE)	8.75%	10.65%
EFFICIENCY RATIO	62.79%	59.24%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.88%	4.17%
NET CHARGE-OFFS/(RECOVERIES)	$643	$(74)
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	0.05%	(0.01)%

AT PERIOD END
TOTAL ASSETS	$1,882,794	$1,870,762	$1,802,657

LOANS:
COMMERCIAL AND INDUSTRIAL	$189,967	$185,020	$201,516
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$239,335	$235,121	$234,493
COMMERCIAL INVESTOR-OWNED	$671,677	$663,357	$674,428
CONSTRUCTION	$54,921	$48,754	$45,948
HOME EQUITY	$113,731	$115,493	$109,655
OTHER RESIDENTIAL	$71,682	$73,721	$75,992
INSTALLMENT AND OTHER CONSUMER LOANS	$21,887	$17,739	$18,953
TOTAL LOANS	$1,363,200	$1,339,205	$1,360,985

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$354	$347	$193
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$—	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$2,020	$2,278	$2,505
CONSTRUCTION	$2	$2,733	$5,173
HOME EQUITY	$172	$265	$436
OTHER RESIDENTIAL	$—	$—	$—
INSTALLMENT AND OTHER CONSUMER LOANS	$90	$42	$128
TOTAL NON-ACCRUAL LOANS	$2,638	$7,068	$9,838

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$24,023	$27,806	$38,999
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$3,361	$1,151	$299
LOAN LOSS RESERVE TO LOANS	1.06%	1.07%	1.11%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	5.48	x	2.03	x	1.53	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.19%	0.53%	0.73%
TEXAS RATIO[3]	1.41%	3.54%	5.14%

TOTAL DEPOSITS	$1,635,482	$1,630,483	$1,571,624
LOAN-TO-DEPOSIT RATIO	83.4%	82.1%	86.6%
STOCKHOLDERS' EQUITY	$211,954	$207,182	$195,674
BOOK VALUE PER SHARE	$34.97	$34.63	$33.00
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	10.8%	10.6%	10.3%
TOTAL RISK-BASED CAPITAL RATIO-BANK[5]	13.6%	13.8%	13.3%
TOTAL RISK-BASED CAPITAL RATIO-BANCORP[5]	14.0%	14.1%	13.6%
FULL-TIME EQUIVALENT EMPLOYEES	257	261	257

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $18.8 million, $16.1 million and $16.9 million at September 30, 2015, June 30, 2015 and September 30, 2014, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $3.7 million, $3.7 million and $3.8 million that were accreting interest at September 30, 2015, June 30, 2015 and September 30, 2014, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $3.7 million, $5.1 million and $5.2 million at September 30, 2015, June 30, 2015 and September 30, 2014.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $9.7 million, $9.9 million and $10.4 million at September 30, 2015, June 30, 2015 and September 30, 2014, respectively. Tangible assets exclude goodwill and intangible assets.

[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at September 30, 2015, June 30, 2015 and September 30, 2014

(in thousands, except share data; unaudited)	September 30, 2015	June 30, 2015	September 30, 2014
Assets
Cash and due from banks	$35,315	$117,533	$46,424
Investment securities
Held-to-maturity, at amortized cost	86,471	94,475	118,843
Available-for-sale (at fair value; amortized cost $331,024, $252,709 and $210,676 at September 30, 2015, June 30, 2015 and September 30, 2014, respectively)	333,856	254,018	211,582
Total investment securities	420,327	348,493	330,425
Loans, net of allowance for loan losses of $14,457, $14,355 and $15,049 at September 30, 2015, June 30, 2015 and September 30, 2014, respectively	1,348,743	1,324,851	1,345,936
Bank premises and equipment, net	9,537	9,673	9,277
Goodwill	6,436	6,436	6,436
Core deposit intangible	3,268	3,423	3,925
Interest receivable and other assets	59,168	60,353	60,234
Total assets	$1,882,794	$1,870,762	$1,802,657

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$752,336	$741,107	$717,720
Interest bearing
Transaction accounts	95,522	95,622	89,891
Savings accounts	136,021	132,377	127,774
Money market accounts	495,642	502,263	485,626
Time accounts	155,961	159,114	150,613
Total deposits	1,635,482	1,630,483	1,571,624
Federal Home Loan Bank ("FHLB") borrowings	15,000	15,000	15,000
Subordinated debentures	5,343	5,291	5,131
Interest payable and other liabilities	15,015	12,806	15,228
Total liabilities	1,670,840	1,663,580	1,606,983

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,060,744, 5,983,551 and 5,930,100 at September 30, 2015, June 30, 2015 and September 30, 2014, respectively	84,272	83,826	81,993
Retained earnings	126,082	122,625	113,115
Accumulated other comprehensive income, net	1,600	731	566
Total stockholders' equity	211,954	207,182	195,674
Total liabilities and stockholders' equity	$1,882,794	$1,870,762	$1,802,657

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest income
Interest and fees on loans	$15,498	$15,287	$16,195	$46,164	$48,877
Interest on investment securities
Securities of U.S. government agencies	1,223	990	1,126	3,248	3,551
Obligations of state and political subdivisions	527	511	496	1,578	1,737
Corporate debt securities and other	162	179	254	546	778
Interest on Federal funds sold and due from banks	35	51	37	107	125
Total interest income	17,445	17,018	18,108	51,643	55,068
Interest expense
Interest on interest-bearing transaction accounts	28	30	25	88	74
Interest on savings accounts	12	13	12	37	34
Interest on money market accounts	125	123	126	375	415
Interest on time accounts	212	215	229	649	695
Interest on FHLB and overnight borrowings	80	78	79	236	235
Interest on subordinated debentures	105	105	106	314	316
Total interest expense	562	564	577	1,699	1,769
Net interest income	16,883	16,454	17,531	49,944	53,299
Provision for loan losses	—	—	—	—	750
Net interest income after provision for loan losses	16,883	16,454	17,531	49,944	52,549
Non-interest income
Service charges on deposit accounts	489	504	552	1,518	1,636
Wealth Management and Trust Services	568	603	567	1,809	1,744
Debit card interchange fees	372	368	375	1,087	1,035
Merchant interchange fees	171	129	224	430	629
Earnings on bank-owned life insurance	204	203	208	610	632
Dividends on FHLB stock	209	461	149	817	409
Gain on sale of securities	72	—	4	80	93
Other income	213	340	222	744	707
Total non-interest income	2,298	2,608	2,301	7,095	6,885
Non-interest expense
Salaries and related benefits	6,300	6,672	6,108	19,762	19,270
Occupancy and equipment	1,346	1,493	1,381	4,181	4,044
Depreciation and amortization	441	650	383	1,512	1,202
Federal Deposit Insurance Corporation insurance	250	253	261	739	780
Data processing	835	792	748	2,413	2,856
Professional services	493	515	537	1,572	1,577
Directors' expense	182	247	153	620	466
Information technology	186	216	180	554	517
Provision for (reversal of) losses on off-balance sheet commitments	324	(109)	13	14	(2)
Other expense	1,281	1,590	1,586	4,447	4,940
Total non-interest expense	11,638	12,319	11,350	35,814	35,650
Income before provision for income taxes	7,543	6,743	8,482	21,225	23,784
Provision for income taxes	2,770	2,457	3,104	7,709	8,705
Net income	$4,773	$4,286	$5,378	$13,516	$15,079
Net income per common share:
Basic	$0.80	$0.72	$0.91	$2.27	$2.56
Diluted	$0.79	$0.71	$0.89	$2.23	$2.51
Weighted average shares used to compute net income per common share:
Basic	5,963	5,945	5,903	5,943	5,887
Diluted	6,067	6,062	6,014	6,059	5,996
Dividends declared per common share	$0.22	$0.22	$0.20	$0.66	$0.58
Comprehensive income:
Net income	$4,773	$4,286	$5,378	$13,516	$15,079
Other comprehensive income
Change in net unrealized gain (loss) on available-for- sale securities	1,523	(1,803)	(344)	1,037	2,047
Reclassification adjustment for loss (gain) on available- for-sale securities included in net income	—	—	4	(8)	19
Net change in unrealized gain (loss) on available-for- sale securities, before tax	1,523	(1,803)	(340)	1,029	2,066
Deferred tax (benefit) expense	654	(691)	(141)	517	828
Other comprehensive income (loss), net of tax	869	(1,112)	(199)	512	1,238
Comprehensive income	$5,642	$3,174	$5,179	$14,028	$16,317

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	September 30, 2015			June 30, 2015			September 30, 2014
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$51,378	$35	0.27%	$76,710	$52	0.27%	$58,088	$37	0.25%
Investment securities [2,3]	389,260	2,094	2.15%	319,032	1,842	2.31%	332,920	1,997	2.40%
Loans [1,3,4]	1,352,023	15,800	4.57%	1,336,249	15,587	4.61%	1,349,740	16,489	4.78%
Total interest-earning assets [1]	1,792,661	17,929	3.91%	1,731,991	17,481	3.99%	1,740,748	18,523	4.16%
Cash and non-interest-bearing due from banks	43,054			48,955			46,258
Bank premises and equipment, net	9,680			9,841			9,337
Interest receivable and other assets, net	57,589			58,744			56,855
Total assets	$1,902,984			$1,849,531			$1,853,198
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$93,933	$28	0.12%	$94,960	$30	0.13%	$92,907	$25	0.11%
Savings accounts	135,202	13	0.04%	131,564	12	0.04%	127,457	12	0.04%
Money market accounts	506,952	125	0.10%	488,422	123	0.10%	501,843	126	0.10%
Time accounts	157,252	212	0.53%	157,982	215	0.55%	152,995	229	0.59%
FHLB borrowing and overnight borrowings[1]	15,188	79	2.07%	15,000	79	2.07%	15,000	79	2.07%
Subordinated debentures [1]	5,316	105	7.73%	5,259	105	7.90%	5,096	106	8.14%
Total interest-bearing liabilities	913,843	562	0.24%	893,187	564	0.25%	895,298	577	0.26%
Demand accounts	765,284			735,481			749,361
Interest payable and other liabilities	13,467			14,358			14,167
Stockholders' equity	210,390			206,505			194,372
Total liabilities & stockholders' equity	$1,902,984			$1,849,531			$1,853,198
Tax-equivalent net interest income/margin [1]		$17,367	3.79%		$16,917	3.86%		$17,946	4.03%
Reported net interest income/margin [1]		$16,883	3.69%		$16,454	3.76%		$17,531	3.94%
Tax-equivalent net interest rate spread			3.67%			3.74%			3.91%

	Nine months ended			Nine months ended
	September 30, 2015			September 30, 2014
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$55,509	$107	0.25%	$65,949	$125	0.25%
Investment securities [2,3]	340,373	5,864	2.30%	348,445	6,498	2.49%
Loans [1,3,4]	1,346,689	47,063	4.61%	1,307,611	49,606	5.00%
Total interest-earning assets [1]	1,742,571	53,034	4.01%	1,722,005	56,229	4.31%
Cash and non-interest-bearing due from banks	44,368			43,280
Bank premises and equipment, net	9,786			9,218
Interest receivable and other assets, net	58,153			56,550
Total assets	$1,854,878			$1,831,053
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$93,762	$88	0.13%	$104,662	$74	0.09%
Savings accounts	133,553	38	0.04%	122,958	34	0.04%
Money market accounts	494,142	375	0.10%	508,544	415	0.11%
Time accounts	156,458	648	0.55%	156,892	695	0.59%
FHLB borrowing and overnight borrowings[1]	15,194	236	2.07%	15,000	235	2.07%
Subordinated debentures [1]	5,261	314	7.98%	5,043	316	8.42%
Total interest-bearing liabilities	898,370	1,699	0.25%	913,099	1,769	0.26%
Demand accounts	735,487			713,882
Interest payable and other liabilities	14,466			14,725
Stockholders' equity	206,555			189,347
Total liabilities & stockholders' equity	$1,854,878			$1,831,053
Tax-equivalent net interest income/margin [1]		$49,944	3.88%		$54,460	4.17%
Reported net interest income/margin [1]		$51,336	3.78%		$53,299	4.08%
Tax-equivalent net interest rate spread			3.76%			4.05%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.